UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 10, 2010

WESTWAY GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52642	20-4755936
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

365 Canal Street, Suite 2900 New Orleans, LA	70130
(Address of Principal Executive Offices)	(Zip Code)

(504) 525-9741

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 13, 2010, Westway Group, Inc. (the “Company”) entered into a Third Amendment to the Credit Agreement among the Company, the Guarantors (as defined therein), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Third Amendment”). The Third Amendment amends Section 9.04(c) of the Credit Agreement dated as of November 12, 2009 (as amended from time to time, the “Credit Agreement”) in order to allow the redemption or repurchase of common stock by the Company, provided the aggregate amount of all redemptions or repurchases of Company warrants and Company common stock does not exceed $15 million. The Third Amendment was entered into to facilitate the stock repurchase program described in Item 7.01 of this current report.

On December 14, 2010, the Company entered into a Waiver (the “Waiver”) by and between the Company and Agman Louisiana Inc. (f/k/a Westway Holdings Corporation), a Delaware corporation (the “Preferred Stockholder”), pursuant to which, among other things, the Company will issue additional shares of the Company’s Series A Perpetual Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), to the Preferred Stockholder in satisfaction of any and all outstanding accrued but unpaid dividends on the Preferred Stockholder’s shares of Series A Preferred Stock. Under the Credit Agreement, the payment of cash dividends by the Company is currently not permitted. Pursuant to the terms of the Waiver and as part of its capital planning for the future, the Company intends to have discussions in 2011 with its Lenders regarding the payment of certain cash dividends. The Waiver was also entered into to facilitate the stock repurchase program described in Item 7.01 of this current report.

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the Waiver, the Company has agreed to issue additional shares of Series A Preferred Stock to the Preferred Stockholder as follows:

(i) On or shortly following January 1, 2011, 1,229,932 shares of Series A Preferred Stock, constituting payment in full for any and all outstanding accrued but unpaid dividends on the Preferred Stockholder’s shares of Series A Preferred Stock through December 31, 2010;

(ii) On or shortly following March 31, 2011, 200,876 shares of Series A Preferred Stock, constituting payment in full for any and all outstanding accrued but unpaid dividends on the Preferred Stockholder’s shares of Series A Preferred Stock for the period January 1, 2011 through March 31, 2011; and

(iii) On or shortly following May 1, 2011, 69,623 shares of Preferred Stock, constituting payment in full for any and all outstanding accrued but unpaid dividends on the Preferred Stockholder’s shares of Series A Preferred Stock for the period April 1, 2011 through May 1, 2011.

The shares will be issued in private placements not involving a public offering under the Securities Act of 1933. The Company has not engaged in general solicitation or advertising with regard to the described issuances of its shares of Series A Preferred Stock and has not offered securities to the public in connection with the issuances.

Item 7.01 Regulation FD Disclosure.

On December 10, 2010, the Board of Directors of the Company approved a stock repurchase program pursuant to which the Company may repurchase up to 500,000 shares of its class A common stock. The program will be in effect during the first half of 2011, unless earlier terminated or extended by the Board of Directors.

Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as management deems appropriate, and may be made pursuant to a Rule 10b5-1 plan. The timing of purchases of stock will be based upon prevailing market conditions. The Company anticipates funding for this program to come from available corporate funds, including borrowings under its revolving credit facility.

The information in this report is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2010	WESTWAY GROUP, INC.

	By:	/S/ THOMAS A. MASILLA, JR.
	Name:	Thomas A. Masilla, Jr.
	Title:	Chief Financial Officer

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